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March 5, 1998



Eric P. Littman, Esq.
Eric P. Littman, P.A.
1428 Brickell Avenue - 8/th/ Floor
Miami, FL 33131

RE: Metro Global Media, Inc.

Dear Mr. Littman:

Pursuant to the terms of our engagement, we have investigated Metro Global Media, Inc.'s (The Company) accounting and financial reporting practices during the period of Mr. Thomas Blair's tenure with The Company. The Company's officers, directors, and independent auditor cooperated fully with our investigators.

The investigation did not reveal any accounting or financial reporting irregularities. Further the investigation did not detect any transactions that appear to have been other than in the ordinary course of The Company's business.

The results of our investigation have been communicated to The Company's independent auditor and we understand you intend to share the contents of this letter with the auditor.

During our investigation, we found that Ms. Janet Hoey, The Company's recently hired Chief Financial Officer, commenced an assessment of The Company's internal control structure. Ms. Hoey advised us nothing has come to her attention to indicate deficiencies, breakdowns, or violations of established practices and procedures. Further, Ms. Hoey expects to simplify and strengthen The Company's control structure in connection with the design and implementation of a new date processing system.

Sincerely,


Ellis L. Levin
Director

/lw